Exhibit 99.1

FOR IMMEDIATE RELEASE

FairPoint Communications Notified of Noncompliance with

NYSE Continued Listing Requirements

CHARLOTTE, N.C. (September 21, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (the “Company”) announced today that it has received notification from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with the NYSE’s continued listing standards because the average closing price of its common stock was below $1.00 per share for 30 consecutive trading days. The Company is now subject to the provisions of sections 801 and 802 of the NYSE Listed Company Manual.

As previously announced, the Company’s common stock is currently listed on the NYSE under the symbol “FRP.BC” due to non-compliance with the NYSE market capitalization standards. The “.BC” indicator would be removed at such time as the Company is deemed compliant with all of the NYSE’s continued listing standards.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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